Exhibit 10.12

Envoy Medical, Inc.

4875 White Bear Pkwy
White Bear Lake, MN 55110

February 14, 2024

Susan Kantor

[●]

Email: [●]

Subject: Service as a Director of Envoy Medical, Inc.

Dear Susan:

This letter agreement sets forth the terms of your service as a member of the Board of Directors (the “Board”) of Envoy Medical, Inc. (“Envoy” or the “Company”). You have been designated as an “independent director” under the rules of the Nasdaq Stock Market. You will be appointed to the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

The Envoy Board is classified into three classes, and each class will serve a staggered three year term, and as such the initial terms for certain directors will be shorter than three years. Your service to the Board will continue until resignation, removal, or election of a successor and is not guaranteed for any period.

The Company’s current schedule includes quarterly regular meetings of the Board plus additional special meetings as called by the Board from time to time. Board meetings may be held in person at the Company’s offices or via telephone/video conference. We expect that your schedule will permit you to attend all the meetings of the Board and any committees of which you are a member, subject to prior notice of a conflict. Additionally, members of the Board are periodically expected to attend training sessions to enhance their knowledge of relevant laws, corporate governance trends, and company policies.

In connection with your service as a member of the Board, you will be paid an annual cash retainer of $100,000 which will be paid quarterly in arrears. Board compensation will be periodically reviewed and updated by the Board’s Nominating and Corporate Governance Committee. You will also be eligible for awards of stock options or other equity compensation pursuant to the Company’s 2023 Equity Incentive Plan. In addition, you will be reimbursed for your expenses incurred in connection with traveling to board and committee meetings.

You will be indemnified for any liabilities or expenses resulting from your service on the Board to the fullest extent provided by the Company’s corporate documents as in effect from time to time, subject to your execution of applicable undertakings, as provided by such corporate documents. The Company will also provide you with director and officer liability insurance coverage to the extent provided to the directors of the Company generally.

You agree that you will hold in strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm, corporation or other entity, without written authorization of the Board, any non-public, confidential or proprietary information of the Company, except to the extent that such disclosure or use may be required in direct connection with your duties as a member of the Board.

Annually, in connection with preparation of the Company’s proxy statement and other annual reporting obligations, you will be asked to complete and return a director questionnaire to confirm information about yourself, your background and experience, your qualifications as a director that will be included in the Company’s public reports.

Please acknowledge your acceptance of the terms of this letter agreement in connection with your service on the Board by signing below.

Very truly yours,

/s/ Brent T. Lucas
Brent T. Lucas
Chief Executive Officer

Accepted and agreed:

/s/ Susan Kantor
Susan Kantor
Date: February 14, 2024